Exhibit 99.(a)(3)(v)

Amendment to Designation of

Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 27, 2024 (“Trust Instrument”), the American Beacon DoubleLine Floating Rate Income Fund, formerly known as the American Beacon FEAC Floating Rate Income Fund and, previous to that, known as the American Beacon Sound Point Floating Rate Income Fund, a series of the Trust created by resolution of the Trust’s Board of Trustees (“Board”) on June 3, 2015, is hereby renamed the American Beacon DoubleLine Floating Rate Fund (the “Fund”) pursuant to a resolution of the Board dated January 21, 2026.

The Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	There are no changes to the Classes of Shares of the Fund, and they will continue to be designated as the R5 Class Shares (formerly known as the Institutional Class), Investor Class Shares, Y Class Shares, A Class Shares, and C Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument dated August 27, 2024, and the Amended and Restated Bylaws of the Trust dated August 27, 2024.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 6th day of February, 2026.

/s/ Gilbert G. Alvarado	/s/ Gerard J. Arpey
Gilbert G. Alvarado	Gerard J. Arpey

/s/ Eugene J. Duffy	/s/ Claudia A. Holz
Eugene J. Duffy	Claudia A. Holz

/s/ Douglas A. Lindgren	/s/ Janet C. Smith
Douglas A. Lindgren	Janet C. Smith

/s/ Paul Zemsky
Paul Zemsky

2